Exhibit 99.1

STONE ENERGY CORPORATION

Announces Fourth Quarter and Year-End 2012 Results

LAFAYETTE, LA. February 25, 2013

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the fourth quarter and year-end of 2012. Some of the highlights include:

•	Net income was $149.4 million, or $3.03 per share for the year ended December 31, 2012;

•	Net daily production for 2012 was 42 MBoe (252 MMcfe) per day, a 15% annual increase compared to 2011; and

•	Estimated proved reserves as of December 31, 2012 increased to 129 MMboe or 773 Bcfe from year-end 2011, representing an annual increase of 28% and a production replacement of 285%.

Financial Results

Stone reported fourth quarter 2012 net income of $44.2 million and full year 2012 net income of $149.4 million. The full year 2012 net income of $149.4 million, or $3.03 per share, on revenue of $951.5 million compared with 2011 net income of $194.3 million, or $3.97 per share, on revenue of $869.9 million. The fourth quarter 2012 net income of $44.2 million, or $0.89 per share, on revenue of $254.9 million compared with net income of $45.5 million, or $0.93 per share, on revenue of $223.6 million for the fourth quarter of 2011.

Discretionary cash flow for 2012 totaled $619.0 million, compared to $637.7 million during 2011. Discretionary cash flow for the fourth quarter of 2012 of $153.9 million compared to $163.8 million during the fourth quarter of 2011. Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.

Chief Executive Officer David Welch stated, “We are excited to show both production and reserves increasing for the third consecutive year. This achievement was driven by production and reserve growth in our Marcellus Shale, Deep Water and Deep Gas areas, highlighting the success of our diversification strategy as our proved reserves mix on a volume equivalent basis is now 44% Appalachia, 34% Deep Water, and 22% Conventional Shelf/Deep Gas with an estimated reserve life of over 8 years. Production and revenues from our lower risk, condensate rich Marcellus shale program and our successful Deep Gas program, combined with our legacy conventional shelf assets provide a base from which to launch our exploration efforts in the Deep Water area. In 2013, we expect to participate in several deep water exploration wells with working interests ranging from 20 to 40 percent, signifying a significant acceleration of our deep water exploration activity”.

Net daily production volumes for 2012 averaged 42 thousand barrels of oil equivalent (MBoe) per day (252 million cubic feet of gas equivalent (MMcfe) per day), compared with net daily production of 37 MBoe (219 MMcfe) per day in 2011. Net daily production volumes for the fourth quarter of 2012 averaged 45 MBoe (270 MMcfe) per day, compared with net daily production of 36 MBoe (214 MMcfe) per day in the fourth quarter of 2011. The production mix for 2012 was 47% oil, 7% natural gas liquids (NGLs) and 46% natural gas.

Average daily production for the first quarter of 2013 is expected to be 38-40 MBoe (230-240 MMcfe) per day. Production for the first quarter of 2013 has been negatively impacted by unplanned third party pipeline downtime in Appalachia, affecting approximately 60 MMcfe per day of projected volumes for January and most of February. The third party pipeline, which was damaged by land slips due to heavy precipitation in late December 2012, has been repaired and volumes from the Mary field are being restored. Please see “Operational Update—Appalachian Basin (Marcellus Shale).” Updated production guidance for the full year 2013 is now 40-43 MBoe (240-255 MMcfe) per day with just over 50% projected as natural gas. Please see “2013 Guidance.”

Prices realized during the year ended December 31, 2012 averaged $106.70 per barrel (Bbl) of oil, $41.70 per Bbl of NGLs and $3.17 per thousand cubic feet (Mcf) of natural gas as compared to $103.31 per Bbl of oil, $59.28 per Bbl of NGLs and $4.44 per Mcf of natural gas realized during the year ended December 31, 2011. Prices realized during the fourth quarter of 2012 averaged $106.48 per Bbl of oil, $35.96 per Bbl of NGLs and $3.79 per Mcf of natural gas, as compared with the fourth quarter 2011 average realized prices of $110.39 per Bbl of oil, $61.12 per Bbl of NGLs and $4.11 per Mcf of natural gas. All unit pricing amounts include the cash settlement of effective hedging contracts.

During the fourth quarter and full year 2012, effective hedging transactions increased the average price received for natural gas by $0.39 and $0.52 per Mcf, respectively. Realized oil prices during the fourth quarter and full year 2012 were increased due to hedging by $4.04 and $1.20 per Bbl, respectively. Hedging transactions increased realized gas prices during the fourth quarter and full year 2011 by $0.68 and $0.51 per Mcf, respectively. Realized oil prices during the fourth quarter and full year 2011 were decreased due to hedging by $4.09 and $5.09 per Bbl, respectively.

Lease operating expenses incurred during 2012 totaled $215.0 million ($13.97 per Boe or $2.33 per Mcfe), compared to $175.9 million ($13.18 per Boe or $2.20 per Mcfe) during 2011. The increase in lease operating expenses for 2012 was primarily associated with the Pompano field, which was acquired in December 2011. Additionally, 2012 was impacted by Hurricane Isaac expenses. For the three months ended December 31, 2012 and 2011, lease operating expenses were $58.0 million ($14.01 per Boe or $2.33 per Mcfe) and $45.4 million ($13.87 per Boe or $2.31 per Mcfe), respectively.

Transportation, processing and gathering expenses during 2012 totaled $21.8 million, compared to $9.0 million during 2011. The increase resulted from the liquids rich Pompano and Appalachia gas streams coming on line in early 2012.

Depreciation, depletion and amortization (DD&A) expense on oil and gas properties totaled $341.1 million ($22.16 per Boe or $3.69 per Mcfe) during 2012, compared to $276.5 million ($20.72 per Boe or $3.45 per Mcfe) during 2011. DD&A expense on oil and gas properties for the three months ended December 31, 2012 totaled $82.5 million ($19.94 per Boe or $3.32 per Mcfe), compared to $74.5 million ($22.77 per Boe or $3.80 per Mcfe) during the comparable period of 2011.

Salaries, general and administrative (SG&A) expenses (excluding incentive compensation expense) totaled $54.6 million ($3.55 per Boe or $0.59 per Mcfe) during 2012, compared to $40.2 million ($3.01 per Boe or $0.50 per Mcfe) during 2011. SG&A expenses (excluding incentive compensation expense) for the three months ended December 31, 2012 totaled $14.1 million ($3.41 per Boe or $0.57 per Mcfe), compared to $10.7 million ($3.26 per Boe or $0.54 per Mcfe) during the comparable quarter of 2011. The increase in SG&A expenses in 2012 was primarily the result of increased staffing and compensation adjustments (including stock based compensation) and a management fee of $1.0 million for transition services related to our Pompano acquisition. In 2011, there was a $3.9 million credit to SG&A expenses, including previously unaccrued insurance proceeds.

Capital expenditures on oil and gas properties for 2012 were $582.8 million, which included $65.6 million in normal and hurricane abandonment expenditures, and excluded $34.5 million in one-time credit adjustments. This compared to capital expenditures on oil and gas properties during 2011 of $520.8 million, which included $63.4 million in normal and hurricane abandonment expenditures. Capitalized salaries, general and administrative (SG&A) expenses were $25.0 million and capitalized interest totaled $37.7 million for 2012. In 2011, capitalized SG&A was $24.1 million and capitalized interest was $42.0 million.

As of December 31, 2012, we had no outstanding borrowings under our bank credit facility. In addition, Stone had letters of credit totaling $21.0 million, resulting in $379.0 million available for borrowing based on a borrowing base of $400 million. The borrowing base is scheduled to be redetermined by May 2013.

Operational Update

La Cantera (Deep Gas). Recent optimization of the facilities increased the gross throughput from the two existing wells to 80 MMcfe per day from approximately 60 MMcfe per day. Stone’s net production from the field is currently 20 MMcfe per day. A third well is currently being drilled, the Broussard #1 ST #1, to accelerate production from an upper hole zone. The well is setting casing at 15,890 feet with the estimated total depth for the well at 18,034 feet. Production from the third well is expected to begin in the third quarter of 2013. Stone holds a 34.6% non-operated working interest in the field.

Pompano Field (Deep Water). Successful coil tubing interventions on the A-10 and A-28 wells were performed in the fourth quarter of 2012, pushing the net field production back over 6,000 Boe per day on this Stone-operated platform. Stone has also reduced base lease operating expenses in the field by over 20% since taking over operatorship in March 2012. Discussions for a platform rig for the 2014/2015 timeframe are ongoing.

Pompano Area—Cardona (Deep Water). Drilling plans for the Stone-operated Cardona prospect (65% working interest) have progressed with long lead items being ordered for the subsea tie-backs in anticipation of open water drilling around the Pompano facility in late 2013/early 2014. The size of the Cardona prospect area may necessitate several wells to test different targets.

Mississippi Canyon 983—San Marcos (Deep Water). The deep water San Marcos exploration well is currently scheduled to spud in the third quarter of 2013. Stone currently holds a 25% working interest in the prospect, which is operated by Apache. The well is estimated to take four months to drill.

Mississippi Canyon 555—Guadalupe (Deep Water). The deep water Guadalupe exploration well (previously called Tower Bridge by Stone) is currently scheduled to spud in late 2013 or early 2014. Stone currently holds a 40% working interest in the prospect, which is operated by Apache. The well is estimated to take three months to drill.

Walker Ridge 719—Phinisi (Deep Water). The deep water Phinisi exploration well is now projected to spud in the fourth quarter of 2013 as the previous rig schedule was adjusted. Stone currently holds a 20% working interest in the prospect, which is operated by ENI. The well is estimated to take four months to drill.

Appalachian Basin (Marcellus Shale). Stone drilled a total of 23 horizontal Marcellus Shale wells and fractured 24 wells in 2012. During the fourth quarter of 2012, Stone tied nine horizontal wells into the Williams midstream pipeline from its Mary Field in West Virginia. Net production from the Mary field increased to over 45 MMcf per day and 4,500 Bbl of liquids per day (over 70 MMcfe per day) in December prior to production being shut-in due to land slips resulting from heavy precipitation. The land slips have been stabilized, the pipeline has been repaired and the field is currently coming back on line. Stone expects net Appalachian production to return to over 65 MMcfe per day during March 2013. Stone has drilled five horizontal wells and fractured four wells to date in 2013.

Conventional Shelf—A rig has been secured for a two-to-four well conventional shelf drilling program. The rig, expected to arrive in the second quarter of 2013, will target oil prospects. Separately, Stone has committed to an onshore rig to drill the Hyena prospect in the Clovelly field in Lafourche Parish, Louisiana. Stone has also budgeted roughly $35 million for recompletion and workover projects to access behind pipe reserves in existing fields.

2013 Guidance

Guidance for the first quarter and full year 2013 is shown in the table below (updated guidance numbers are italicized and bolded). The guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	First Quarter	Full Year
Production—MBoe per day	38 – 40	40 – 43
(MMcfe per day)	(230 – 240)	(240 – 255)
Lease operating expenses (in millions) (excluding transportation/processing expenses)	—	$205—$225
Transportation, processing and gathering (in millions)		$26—$32
Salaries, General & Administrative expenses (in millions) (excluding incentive compensation)	—	$55—$60
Depreciation, Depletion & Amortization (per MBoe)	—	$19.50—$21.00
(per Mcfe)		$3.25—$3.50
Corporate Tax Rate (%)	—	35%—37%
Capital Expenditure Budget (in millions) (excluding acquisitions)	—	$650

Hedge Position

The following table illustrates our derivative positions for 2013, 2014 and 2015 as of February 25, 2013:

	Fixed-Price Swaps
	NYMEX (except where noted)
	Natural Gas		Oil
	Daily Volume (MMBtus/d)	Swap Price	Daily Volume (Bbls/d)		Swap Price
2013	10,000	$4.000	1,000		$92.80
2013	10,000	5.270	2,000	*	94.05
2013	10,000	5.320	1,000		94.45
2013			1,000		94.60
2013			1,000		97.15
2013			1,000		101.53
2013			1,000		103.00
2013			1,000		103.15
2013			1,000		104.25
2013			1,000		104.47
2013			1,000		104.50
2013			1,000	†	107.30

2014	10,000	4.000	1,000		90.06
2014	10,000	4.040	1,000		93.55
2014	10,000	4.105	1,000		94.00
2014	10,000	4.250	1,000		98.00
2014			1,000		98.30
2014			1,000		99.65
2014			1,000	†	103.30

2015	10,000	4.005	1,000		90.00
2015	10,000	4.220
2015	10,000	4.255

*	January—June
†	Brent oil contract

Annual Meeting Information

Stone Energy will hold its 2013 Annual Meeting of Stockholders on Thursday, May 23, 2013, at 10:00 a.m. Central Time at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana. The Company proposes to elect ten directors, to ratify the appointment of Ernst & Young LLP as the Company’s independent public accounting firm for the fiscal year ending December 31, 2013, to have a non-binding advisory vote on the compensation of the named executive officers (say on pay), and to transact such other business as may properly come before the meeting. The close of business on March 25, 2013 has been fixed as the record date for determination of stockholders entitled to receive notification of and to vote at the Annual Meeting.

Other Information

Stone Energy has planned a conference call for 9:00 a.m. Central Time on Tuesday, February 26, 2013 to discuss the operational and financial results for the fourth quarter and full year 2012. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.

Non-GAAP Financial Measures

In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf oil production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
FINANCIAL RESULTS
Net income	$44,246	$45,523	$149,426	$194,332
Net income per share	$0.89	$0.93	$3.03	$3.97
PRODUCTION QUANTITIES
Oil (MBbls)	1,846	1,623	7,135	6,427
Gas (MMcf)	11,538	9,441	42,569	38,466
Natural gas liquids (MBbls)	369	77	1,163	506
Oil, gas and NGLs (MBoe)	4,138	3,274	15,393	13,344
Oil, gas and NGLs (MMcfe)	24,828	19,641	92,357	80,064
AVERAGE DAILY PRODUCTION
Oil (MBbls)	20	18	20	18
Gas (MMcf)	125	103	116	105
Natural gas liquids (MBbls)	4	1	3	1
Oil, gas and NGLs (MBoe)	45	36	42	37
Oil, gas and NGLs (MMcfe)	270	214	252	219
REVENUE DATA
Oil revenue	$196,559	$179,170	$761,304	$663,958
Gas revenue	43,733	38,796	134,739	170,611
Natural gas liquids revenue	13,270	4,706	48,498	29,996

Total oil, gas and NGLs revenue	$253,562	$222,672	$944,541	$864,565
AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$102.44	$114.48	$105.50	$108.40
Gas (per Mcf)	3.40	3.43	2.65	3.93
Natural gas liquids (per Bbl)	35.96	61.12	41.70	59.28
Oil, gas and NGLs (per Boe)	58.39	68.07	59.39	65.79
Oil, gas and NGLs (per Mcfe)	9.73	11.35	9.90	10.96
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$106.48	$110.39	$106.70	$103.31
Gas (per Mcf)	3.79	4.11	3.17	4.44
Natural gas liquids (per Bbl)	35.96	61.12	41.70	59.28
Oil, gas and NGLs (per Boe)	61.28	68.01	61.36	64.79
Oil, gas and NGLs (per Mcfe)	10.21	11.34	10.23	10.80
COST DATA
Lease operating expenses	$57,973	$45,395	$215,003	$175,881
Salaries, general and administrative expenses	14,127	10,675	54,648	40,169
DD&A expense on oil and gas properties	82,498	74,546	341,096	276,480
AVERAGE COSTS (per Mcfe)
Lease operating expenses (per Boe)	$14.01	$13.87	$13.97	$13.18
Lease operating expenses (per Mcfe)	2.33	2.31	2.33	2.20
Salaries, general and administrative expenses (per Boe)	3.41	3.26	3.55	3.01
Salaries, general and administrative expenses (per Mcfe)	0.57	0.54	0.59	0.50
DD&A expense on oil and gas properties (per Boe)	19.94	22.77	22.16	20.72
DD&A expense on oil and gas properties (per Mcfe)	3.32	3.80	3.69	3.45
AVERAGE SHARES OUTSTANDING – Diluted	48,412	48,100	48,361	48,030

STONE ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Operating revenue:
Oil production	$196,559	$179,170	$761,304	$663,958
Gas production	43,733	38,796	134,739	170,611
Natural gas liquids production	13,270	4,706	48,498	29,996
Other operational income	1,000	944	3,520	3,938
Derivative income, net	309	—	3,428	1,418

Total operating revenue	254,871	223,616	951,489	869,921

Operating expenses:
Lease operating expenses	57,973	45,395	215,003	175,881
Transportation, processing and gathering	5,871	1,647	21,782	8,958
Production taxes	2,437	2,552	10,015	9,380
Depreciation, depletion and amortization	83,383	75,243	344,365	280,020
Accretion expense	8,405	7,630	33,331	30,764
Salaries, general and administrative expenses	14,127	10,675	54,648	40,169
Incentive compensation expense	4,206	4,496	8,113	11,600
Derivative expenses, net	—	1,882	—	—
Other operational expense	72	697	267	2,149

Total operating expenses	176,474	150,217	687,524	558,921

Income from operations	78,397	73,399	263,965	311,000

Other (income) expenses:
Interest expense	9,268	2,819	30,375	9,289
Interest income	(373)	(250)	(600)	(420)
Other income	(576)	(443)	(1,805)	(1,942)
Early debt retirement expense	1,972	—	1,972	607
Other expense	—	(501)	—	—

Total other expenses	10,291	1,625	29,942	7,534

Income before taxes	68,106	71,774	234,023	303,466

Provision (benefit) for income taxes:
Current	13,858	(5,343)	15,022	(20,386)
Deferred	10,002	31,594	69,575	129,520

Total income taxes	23,860	26,251	84,597	109,134

Net income	$44,246	$45,523	$149,426	$194,332

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income as reported	$44,246	$45,523	$149,426	$194,332
Reconciling items:
Depreciation, depletion and amortization	83,383	75,243	344,365	280,020
Deferred income tax provision	10,002	31,594	69,575	129,520
Accretion expense	8,405	7,630	33,331	30,764
Stock compensation expense	1,899	1,413	8,699	5,905
Early extinguishment of debt	1,972	—	1,972	607
Non-cash interest expense	4,017	496	13,085	1,908
Other	(8)	1,878	(1,458)	(5,311)

Discretionary cash flow	153,916	163,777	618,995	637,745
Changes in income taxes payable	13,858	2,259	10,618	(19,451)
Settlement of asset retirement obligations	(18,356)	(10,848)	(65,567)	(63,391)
Other working capital changes	(13,582)	27,249	(54,297)	15,947

Net cash provided by operating activities	$135,836	$182,437	$509,749	$570,850

STONE ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$279,526	$38,451
Accounts receivable	167,288	118,139
Fair value of hedging contracts	39,655	25,177
Current income tax receivable	10,027	19,946
Deferred taxes	15,514	26,072
Inventory	4,207	4,643
Other current assets	3,626	791

Total current assets	519,843	233,219
Oil and gas properties, full cost method of accounting:
Proved	7,244,466	6,648,168
Less: accumulated depreciation, depletion and amortization	(5,510,166)	(5,174,729)

Net proved oil and gas properties	1,734,300	1,473,439
Unevaluated	447,795	401,609
Other property and equipment, net	22,115	11,172
Fair value of hedging contracts	9,199	22,543
Other assets, net	43,179	23,769

Total assets	$2,776,431	$2,165,751

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$94,361	$102,946
Undistributed oil and gas proceeds	23,414	27,328
Accrued interest	18,546	14,059
Fair value of hedging contracts	149	11,122
Asset retirement obligations	66,260	62,676
Other current liabilities	16,765	28,370

Total current liabilities	219,495	246,501
Bank debt	—	45,000
6 3/4% Senior Subordinated Notes due 2014	—	200,000
8 5/8% Senior Notes due 2017	375,000	375,000
7 1/2% Senior Notes due 2022	300,000	—
1 3/4% Convertible Notes	239,126	—
Deferred taxes	310,830	247,835
Asset retirement obligations	422,042	363,103
Fair value of hedging contracts	1,530	815
Other long-term liabilities	36,275	19,668

Total liabilities	1,904,298	1,497,922

Common stock	484	481
Treasury stock	(860)	(860)
Additional paid-in capital	1,386,475	1,338,565
Accumulated deficit	(542,799)	(692,225)
Accumulated other comprehensive income	28,833	21,868

Total stockholders’ equity	872,133	667,829

Total liabilities and stockholders’ equity	$2,776,431	$2,165,751